Exhibit 10.19(b)

Land Compensation/Lease Agreement

Party A: Pingdingshan Weidong District Donggongren Town Jiedaolv Village Villagers Committee

Party B: Pingdingshan Xulong Renewable Resource Co., Ltd.

The 56.11 mu (approximately 9.2 acres) land located at Donggongren Town Jiedaolv Village, north of the No. 12 mine drainage channel, south of the No. 12 mine road, east of the Lv village space, and west of the No. 12 Kuangdong Road, is now in use by Party B. In July 2013 Party B already paid RMB 1,700,000 to Party A as requisition payment for the land, with unpaid balance of RMB 12,888,600. Party A agreed to transfer the land use right to Party B, and Party B is in the process of registering the transfer. Until the date that Party B completes the registration, Party B’s requisition payment to Party A shall be deemed lease payment for the land for 50 years commencing April 2015. When Party B completes the registration, the unpaid balance shall be deemed requisition payment.

The terms under this agreement are negotiated and agreed upon by both parties.

Party A: Pingdingshan Weidong District Donggonren Town Jiedaolv Village Villagers Committee	Party B: Pingdingshan Xulong Renewable Resource Co., Ltd.

/s/ LI Shuncheng	/s/ ZHU Yulong
(Stamp)	(Stamp)